Exhibit 99.1

IMMUNOMEDICS TO RAISE GROSS PROCEEDS OF $24 MILLION IN REGISTERED DIRECT

OFFERING OF COMMON STOCK

Morris Plains, NJ, May 2, 2007 - Immunomedics, Inc. (Nasdaq: IMMU) today announced that it has entered into definitive agreements with institutional investors to sell 4,848,485 shares of its common stock in a registered direct offering resulting in gross proceeds to the Company of approximately $24 million at a purchase price of $4.95 per share. The sale is expected to close on or about May 7, 2007, subject to customary closing conditions.

Lazard Capital Markets LLC is acting as the exclusive placement agent in connection with this offering. All of the shares of common stock are being offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. The Company is conducting clinical trials with hA20 in patients with non-Hodgkin’s lymphoma, epratuzumab as a potential therapeutic for patients with lymphoma and leukemia, 90Y-epratuzumab for the therapy of patients with lymphoma, 90Y-hPAM4 for pancreas cancer therapy and hCD74 as a therapy for patients with multiple myeloma. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also

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have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock and Lock (DNL) methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. For additional information on us, please visit our web site at http://www.immunomedics.com. The information on our web site does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng

Associate Director, Investor Relations & Business Analysis

(973) 605-8200, extension 123

ccheng@immunomedics.com

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